                                                                    EXHIBIT 99.1


                                                                          (SEAL)

                                SIGNED AND FILED: SEPTEMBER 08, 2004

                                                /s/ Thomas E. Carlson
                                      ------------------------------------------
                                                  THOMAS E. CARLSON
                                                U.S. BANKRUPTCY JUDGE

                                ------------------------------------------------

                         UNITED STATES BANKRUPTCY COURT

                        NORTHERN DISTRICT OF CALIFORNIA

In re:                          )          Bankruptcy Case
                                )          No. 04-31394-TC
                                )
LIBERATE TECHNOLOGIES,          )
                                )
                                )          O P I N I O N
               Debtor.          )
--------------------------------)

Thomas E. Carlson, Bankruptcy Judge.

      A creditor moves to dismiss this chapter 11 case, asserting that the petition was filed in bad faith because Debtor does not need bankruptcy protection. Although Debtor's business is unsuccessful, dismissal is appropriate, because Debtor has cash well in excess of its liabilities and does not need bankruptcy protection to avoid wasteful liquidation of its business assets.

FACTS

      Debtor Liberate Technologies develops and licenses software used by cable television companies in providing video-on-demand services and high-definition television. Liberate started


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                                      -1-
operating before 1999 and currently has 170 employees. Its shares are publicly traded. Debtor raised $550 million through a 1999 initial public offering and secondary financing. It has no significant secured debt.

      The business, however, has not been a success. Cable television companies have not deployed the services requiring Debtor's software as quickly as expected. Debtor also faces stiff competition from very large companies, such as Microsoft. As a result, Debtor's revenues have declined and Debtor has incurred substantial operating losses. In the fiscal year ending May 31, 2004, Debtor's expenses were $44 million and its revenues only $9 million. Debtor expects to continue to incur losses of $8 million per quarter "for some time."

      Debtor is also subject to several pending lawsuits. The most significant is an action by OpenTV alleging that the software that constitutes Debtor's principal product infringes on patents held by OpenTV. Debtor has also been sued for securities violations and is under investigation by the SEC.

      Debtor asserts that the lawsuits and losses have deterred potential customers, who are concerned that Debtor may not have the long-term strength to provide service and upgrades for its products in the future. Efforts to sell the business have also been hampered. Debtor asserts that potential acquirers and strategic partners have expressed concern about Debtor's contingent liabilities.

      As part of its effort to trim expenses, Debtor reduced its office space. In 1999, Debtor leased two buildings from Circle


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                                      -2-

Star Center Associates, L.P., which Debtor used for its corporate headquarters. The lease term extends until 2009 for one building and until 2010 for the other. Debtor's monthly rent obligations total $683,823. In March 2004, Debtor moved its corporate headquarters to new, smaller space. In late April 2004, Debtor attempted to surrender the Circle Star premises, but Circle Star refused to accept that surrender. Debtor's liability to Circle Star for future rent is approximately $45 million.

      Debtor filed a chapter 11 petition on April 30, 2004.(1) Seventeen days later, it filed a chapter 11 plan and disclosure statement, and sought to accelerate the confirmation process.

      The plan provides that all allowed claims will be paid in full with interest as soon as the allowed amount is determined. The plan alters the rights creditors would enjoy under nonbankruptcy law in two significant respects. First, Circle Star's claim for future rent would be reduced from the $45 million it would be entitled to receive under state law, to the $8 million allowable under the cap on future rent claims imposed by section 502(b)(6) of the Bankruptcy Code. Second, Debtor would be discharged from the litigation claims immediately upon confirmation, and the litigation plaintiffs could satisfy their claims only from a reserve fund established by Debtor. The court would be asked to estimate the amount of the litigation claims for the purpose of fixing the size of the reserve fund, but Debtor would remain free to contest both liability and damages.

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      (1) The case was originally filed in Delaware. On May 12, 2004, the
Delaware Bankruptcy Court granted a motion to transfer venue to this district.


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                                      -3-

      Circle Star promptly filed a motion to dismiss the chapter 11 petition as having been filed in bad faith.

      From the facts recited thus far, it appears that Debtor is a proper candidate for chapter 11 relief, due to its large losses, pending lawsuits, and prompt submission of a plan. But there is another side to the story.

      Debtor has cash well in excess of its liabilities. Debtor acknowledges that it holds $212 million of unrestricted cash. Debtor's liabilities are as follows.

        DEBT           DEBTOR'S COMMENTS                LIKELY LIABILITY
        ----           -----------------                ----------------
Undisputed Debt                                             $     4M

Securities Litigation  Settled for $13.8M
                       partially insured                    $   7-9M

Circle Star Lease      Liability under
                       state law                            $    45M

IPO Litigation         Debtor expects settlement
                       with no payment
                       by Debtor                            $     0

Executory Contracts    Ernst & Young report
                       not disputed by Debtor               $     2M

OpenTV Litigation      Disputed. Plaintiff
                       seeks $100M                          $ 0-100M

Kretzman Claim         Creditor seeks $3M                   $   0-3M

SEC Investigation      Debtor expects to be
                       dropped                              $     0

Indemnity Claims       Debtor paid $ .7M to date            $     1M

Other Claims           GNI, Comcast, Coship                 $   0-3M
                                                            --------

TOTAL                                                       $59-167M


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
      Relying solely on Debtor's own statements, it appears Debtor's approximate total liabilities are between $59 million and $167 million, depending on the outcome of the OpenTV litigation. Debtor's cash thus exceeds its liabilities by $45 to $153 million.

      Debtor submitted declarations stating that potential purchasers of its business assets, including OpenTV, had demanded that any sale of those assets be conducted in a chapter 11 proceeding and that the assets be conveyed to the purchaser free and clear of liens and claims under section 363(f) of the Bankruptcy Code.

      Debtor also submitted, however, a more recent offer from OpenTV to purchase Debtor's business assets, in which OpenTv expressly states it is willing to purchase the assets with or without a bankruptcy filing. The offer would provide Debtor OpenTV stock worth tens of millions, plus dismissal of the OpenTV lawsuit for a $15 million cash payment to OpenTV.(2) If Debtor were to accept and complete the OpenTV transaction, it would have stopped its operating losses, sold its business as a going concern and, after

----------


      (2) The letter conveying the OpenTV offer was filed under seal. The court held a hearing on September 7, 2004 to discuss what previously sealed information regarding the OpenTV offer should be disclosed in this opinion. I find that Debtor and OpenTV made a showing that the exact price offered by OpenTV should not be disclosed, because Debtor is also attempting to sell the business to other parties, and knowing the amount of the OpenTV offer would be valuable to those parties and detrimental to Debtor and OpenTV. I find that neither party made a showing that it would be harmed by the disclosure of the identity of OpenTV as a potential purchaser, or by the general description of the purchase price set forth above. Furthermore, I find that this more general description is necessary for the court to explain its decision and is thus justified by the public right of access to court procedures. See Foltz v. State Farm Mutual Auto. Ins. Co., 331 F.3d 1122, 1134-37 (9th Cir. 2003); Phillips v. General Motors Corp., 307 F.3d 1206, 1210-13 (9th Cir. 2002).


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                                      -5-
paying all its liabilities, have at least $130 million cash and the OpenTV stock to distribute to shareholders.

      It is also worthy of note that Debtor sold two of its divisions outside of bankruptcy within the year prior to the petition date. Debtor sold the Bill-Care business in May 2003 and its Operations Support System assets in November 2003. See Declaration of Greg Wood in Support of Debtor's Opposition to Motion to Dismiss at 3.

DISCUSSION

A.    THE GOOD FAITH DOCTRINE

      Chapter 11 provides strong weapons, not generally available outside of bankruptcy, to help debtors deal with financial distress. These weapons can impose substantial hardships on creditors. Yet, to afford the bankruptcy courts maximum flexibility, Congress did not expressly limit Chapter 11 protection to debtors who are insolvent or who suffer any other particular form of financial distress. In re SGL Carbon Corp., 200 F.3d 154, 163 (3rd Cir. 1999).

      To prevent abuse of Chapter 11, courts have implied the requirement that the petition be filed in good faith. In re Marsch, 36 F.3d 825, 828 (9th Cir.
1994). "Good faith" is a term of art. "Though it suggests that the debtor's subjective intent is determinative, this is not the case. Instead, the `good faith' filing requirement . . . [is intended] to deter filings that seek to achieve objectives outside the legitimate scope of the bankruptcy laws." Id.


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
      The purpose of the good faith requirement is to ensure that the hardships imposed on creditors are justified by fulfillment of statutory objectives.

            It is easy to see why courts have required Chapter 11 petitioners to act within the scope of the bankruptcy laws to further a valid reorganizational purpose. Chapter 11 vests petitioners with considerable powers--the automatic stay, the exclusive right to propose a reorganization plan, the discharge of debts, etc. - -that can impose significant hardship on particular creditors. When financially troubled petitioners seek a chance to remain in business, the exercise of those powers is justified. But this is not so when a petitioner's aims lie outside those of the Bankruptcy Code.

SGL Carbon, supra, 200 F.3d at 165-66.

      The good faith requirement operates through section 1112(b), which authorizes dismissal of a chapter 11 petition for "cause." Lack of good faith is a species of cause for dismissal. Marsch, supra, 36 F.3d at 828. Whether a petition is filed in good faith is to be determined upon consideration of all the facts and circumstances of the case. In re Sylmar Plaza, L.P., 314 F.3d 1070, 1075 (9th Cir. 2002); Marsch, supra, 36 F.3d at 828.(3)

      The most conspicuous element of the good faith requirement is that the debtor need Chapter 11 relief. "Courts, therefore, have consistently dismissed Chapter 11 petitions filed by financially healthy companies with no need to reorganize under the protection of Chapter 11. [citations omitted]. Those courts have recognized

----------

      (3) The Third Circuit held that once the issue is raised, the debtor bears the burden of proving that the petition was filed in good faith. SGL Carbon, supra, 200 F.3d at 162 n.10. The Ninth Circuit has not addressed the question, and it is not necessary to do so here. Movant Circle Star has established sufficient cause for dismissal, no matter how the burden is allocated.


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                                      -7-
that if a petitioner has no need to rehabilitate or reorganize, its petition cannot serve the rehabilitative purpose for which Chapter 11 was designed." SGL Carbon, supra, 200 F.3d at 166.

      Where the debtor is insolvent, a petition will almost invariably be consistent with the objectives of the bankruptcy laws. The filing of a petition implements Congress's scheme of debt priorities and the policy of equal distribution among creditors with the same priority.

      Where the debtor is solvent, however, the only bankruptcy policy implicated is the avoidance of piecemeal liquidation that destroys the going concern value of an enterprise. The cases Debtor cites for the proposition that a solvent debtor may seek chapter 11 protection rely upon the policy of avoiding value-destroying liquidation. "[T]he key aim of Chapter 11 of the Code . . . [is] avoidance of liquidation. The drafters of the Code announced this goal, declaring that reorganization is more efficient than liquidation because `assets that are used for production in the industry for which they are designed are more valuable than those same assets sold for scrap.'" In re Johns-Manville Corporation, 36 B.R. 727, 736 (Bankr. S.D.N.Y. 1984).

      In keeping with this approach, the Ninth Circuit held that a chapter 11 petition was filed in bad faith where the debtor was solvent and could pay her debts without liquidating business assets. Marsch, supra, 36 F.3d at 829. In Marsch, the debtor filed a chapter 11 petition after a state court indicated it would render a substantial judgment against the debtor. Id. at 827. The bankruptcy court found that the debtor, an individual, could


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
satisfy the judgment or post a bond without having to sell any business assets. Id. at 829. The bankruptcy court dismissed the petition as having been filed in bad faith. The Ninth Circuit affirmed the dismissal, stating:

            The bankruptcy court found that the debtor had the financial means to pay the judgment. Moreover, because she wasn't involved in a business venture, the judgment didn't pose any danger of disrupting business interests. These factual findings are clearly supported by the record; the bankruptcy court thus correctly held that the debtor's petition was filed in bad faith. Dismissal of the petition for cause pursuant to section 1112(b) was proper.

Id.

      The Third Circuit also found bad faith in a case with facts similar to those present here. SGL Carbon, supra, 200 F.3d at 156. SGL Carbon was a defendant in one class action and seven individual antitrust actions. Id. at 156-57. Its parent corporation had set up a reserve of $240 million, representing its best estimate of SGL Carbon's maximum potential liability in the lawsuits. Id. at 157. Shortly thereafter, SGL Carbon filed a chapter 11 petition. The district court(4) denied a motion to dismiss the petition, finding that the lawsuits were distracting management, and that the potential liability faced by debtor "could very well force it out of business." Id. at 158.

      The Third Circuit held that the trial court committed clear error in failing to dismiss the chapter 11 petition, because the lawsuits did not pose a sufficient present threat to justify bankruptcy relief. The court first noted that the suits were not

----------

      (4) The case had not been referred to the bankruptcy court. Id. at 158 n.6.


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
so numerous, not so time-consuming, and did not involve such large potential liability that the very pendency of those lawsuits disrupted the operation of the business. Id. at 168-169. The court also noted that debtor was not imminently threatened by judgments it could not pay from available reserves. Because the lawsuits were contested and had not yet been tried, debtor might never suffer any such liability.

            Whether or not SGL Carbon faces a potentially crippling antitrust judgment, it is incorrect to conclude it had to file when it did. As noted, SGL Carbon faces no immediate financial difficulty Although the District Court believed the litigation might result in a judgment causing "financial and operational ruin" we believe that on the facts here, that assessment was premature.

Id. at 163. "The mere possibility of a future need to file, without more, does not establish that a petition was filed in `good faith.'" Id. at 164.

      Debtor discounts Marsch and SGL Carbon as cases in which the debtor used the automatic stay as an improper litigation tactic, and argues that these cases do not hold that a solvent debtor must show that bankruptcy is necessary to avoid liquidation of business assets. This argument is unpersuasive. If the debtors in those cases had abused the automatic stay, but were otherwise eligible for bankruptcy relief, the proper remedy would have been relief from stay. Instead, each Court of Appeals held the case before it should be dismissed, and each expressly relied upon the debtor's lack of need for bankruptcy relief in so holding.


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
B.    GOOD FAITH AND THE PRESENT CASE

      The remaining task is to determine whether Debtor in this case has a present need for bankruptcy relief. If not, the burden this chapter 11 petition imposes on creditors is not justified, the petition does not serve legitimate objectives, and dismissal is appropriate.

      Debtor cites four reasons why it needs bankruptcy relief: pending litigation, operational losses, its desire to limit the amount owed Circle Star, and problems in selling its assets.

      1.    PENDING LITIGATION.

      Debtor urges that the pending litigation creates sufficient need for chapter 11 protection for the following reasons.

            A filing would potentially enable Liberate to deal with a variety of the contingent claims that have been asserted ag attract new customers) and result in a stay of all pending litigation. Experience dictates that it is often much easier to resolve such litigation at a reasonable cost in bankruptcy and this has already proven to be the case here. Liberate's filing has provided some significant momentum towards the settlement of the Securities Litigation. Also, a filing would enable Liberate to provide clarity - -not just to its management and employees, but importantly to its potential investors and customers - -with respect to its numerous ongoing and potential liabilities by establishing a bar date and defining the universe of claims against it (such as claims of former employees, competitors, customers and vendors). This clarity is particularly important given Liberate's past problems such as accounting irregularities, significant workforce reductions and change in business direction.

Opposition to Motion to Dismiss at 15.

      Upon close inspection, it is apparent that Debtor's litigation problems are no more compelling than the circumstances found insufficient to justify the filing of a chapter 11 petition in Marsch and SGL Carbon.


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
      First, as in SGL Carbon, this is not a case like Manville or Robbins where Debtor needs bankruptcy protection because it faces a true flood of litigation. Debtor identifies only five significant actions, one of which has settled, two of which Debtor expects to be dropped, and one in which the potential liability ($3.2 million) is not material to Debtor's survival as a going concern. The only action that is likely to go forward and involves large potential liability is the OpenTV patent-infringement action.

      Second, as in SGL Carbon, the petition is premature in that Debtor may not incur liability from the litigation in an amount anywhere near the likely maximum. Debtor is actively contesting the suits. Debtor could win at trial, could settle the claims for much less than the maximum recovery,(5) or could lose at trial but suffer judgments much smaller than the damages claimed.

      Third, as in both Marsch and SGL Carbon, Debtor is not threatened with having to liquidate business assets to satisfy a judgment. As noted above, Debtor has sufficient cash to satisfy all judgments in full, even if it suffers the maximum likely judgment in each of the pending actions.

      In sum, the pending litigation does not create a present need for bankruptcy relief because the pendency of the lawsuits does not threaten the continuation of Debtor's business, because Debtor may never incur significant liabilities from the lawsuits, and because Debtor can pay any judgments without liquidating business assets.

----------
      (5) OpenTV has offered to settle its claim for $15 million as part of an offer to purchase Debtor's assets.

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
      It appears that Debtor, suffering the frustration with lawsuits that many businesses share, seeks chapter 11 protection not because its existence is genuinely threatened by that litigation, but because bankruptcy offered enticing advantages in dealing with that litigation. As noted in SGL Carbon, Congress did not make the determination that all defendants should enjoy those enticing advantages irrespective of real need for bankruptcy protection.

            We recognize that companies that face massive potential liability and litigation costs continue to seek ways to rapidly conclude litigation to enable a continuation of their business and to maintain access to the capital markets. As evidenced by SGL Carbon's actions in this case, the Bankruptcy Code presents an inviting safe harbor for such companies. But this lure creates the possibility of abuse which must be guarded against to protect the integrity of the bankruptcy system and the rights of all involved in such proceedings. Allowing SGL Carbon's bankruptcy under these circumstances seems to us a significant departure from the use of Chapter 11 to validly reorganize financially troubled businesses.

SGL Carbon, supra, 200 F.3d at 169.

      2.    LACK OF PROFITABILITY.

      Debtor asserts that it is financially troubled, despite its current ability to pay its debts, because it may incur losses of as much as $32 million within the next year. Debtor uses these losses together with the pending litigation to show itself as needing bankruptcy protection. If Debtor incurs losses of $32 million in the next year and suffers large adverse judgments in the pending litigation, it may no longer have sufficient cash to pay its creditors in full.

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
      Debtor's lack of profitability, even when considered with the pending litigation, does not show a present need for bankruptcy relief.

      It is wholly uncertain whether Debtor will be left with debts that it cannot pay without liquidating business assets. As noted above, Debtor may not suffer bad results in the pending litigation. Debtor may also not continue to incur losses at the rate projected by Debtor. Debtor has been trying to sell its business assets as a going concern. If it does so, it will at a stroke cease incurring operating losses, and receive tens of millions of dollars for its assets. Thus, even when operating losses are considered, Debtor's petition is premature under SGL Carbon.

      That Debtor's chapter 11 petition is premature is not a matter of only academic interest. Debtor seeks to impose real hardships on its creditors. Most notably, it seeks to reduce the amount owed Circle Star from the $45 million due under state law to the $8 million due under section 502(b)(6) of the Bankruptcy Code. Debtor also seeks to put a ceiling on the maximum recovery the litigation plaintiffs may recover, without paying those plaintiffs anything before their claims are finally resolved.

      The inequity of Debtor's premature filing lies in the fact that Debtor seeks permanently and unconditionally to reduce the payment to Circle Star and to limit the remedies of the litigation plaintiffs, whether or not Debtor ever actually suffers the

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
litigation and operational losses upon which Debtor's case for chapter 11 relief is based. (6)

      3.    CLAIM FOR FUTURE RENT.

      Debtor cites its desire to utilize section 502(b)(6) of the Bankruptcy Code as a third justification for its chapter 11 petition. Debtor relies upon a series of decisions stating that a chapter 11 petition is not in bad faith merely because the principal purpose for filing is to cap a landlord's claim for future rent through section 502(b)(6). (7) Debtor's argument is unpersuasive. Use of the section 502(b)(6) cap, while not establishing bad faith, also does not establish the requisite need for chapter 11 relief.

      Close examination of section 502(b)(6) suggests that Congress intended that the cap on claims for future rent be used only by

----------
      (6) Nothing in this opinion should be read to bar a future chapter 11 case at a time that Debtor has a present need for bankruptcy relief.

      (7) Section 502(b)(6) provides:

            [T]he court . . . shall allow [a] claim, except to the extent that--. . .

            (6) if such claim is the claim of a lessor for damages resulting from the termination of a lease of real property, such claim exceeds--

            (A) the rent reserved by such lease, without acceleration, for the greater of one year, or 15 percent, not to exceed three years, of the remaining terms of such lease, following the earlier of--

                  (i) the date of the filing of the petition; and

                  (ii) the date on which such lessor repossessed, or
            the lessee surrendered, the leased property; plus

            (B) any unpaid rent due under such lease, without acceleration, on the earlier of such dates.

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
entities with a real need for bankruptcy relief. The legislative history states that the purpose of the section is to protect creditors where landlords' claims for future rent would reduce payment to other unsecured creditors. "It is designed to compensate the landlord for his loss while not permitting a claim so large (based on a long-term lease) as to prevent other general unsecured creditors from recovering a dividend from the estate." H.R. Rep. No. 95-595
(1977), at 353-54, reprinted in 1978 U.S.C.C.A.N. 5963, 6309-10. There is no evidence that Congress determined that state landlord-tenant law should be superseded by federal law except where necessary to help an entity with genuine financial problems. Stated differently, limiting claims for future rent is not an independent objective of the Bankruptcy Code. Thus, there is no reason why the present-need-for-bankruptcy-relief requirement of Marsch and SGL Carbon should not apply where the debtor seeks to use section 502(b)(6).

      The cases Debtor relies upon do not suggest otherwise. The one decision that is binding on the court, the Ninth Circuit decision in Sylmar Plaza, suggests that use of the rent cap is neutral. Sylmar Plaza states only that the good faith test requires consideration of all facts and circumstances, and that a debtor's use of a code provision cannot by itself establish bad faith. Sylmar Plaza, supra, 314 F.3d at 1075. Although Sylmar Plaza does not discuss the debtor's need for bankruptcy relief, the opinion does state that the debtor faced foreclosure of its real property. That foreclosure constituted a threatened liquidation of

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
business assets that would likely be sufficient to establish need for bankruptcy relief under Marsch.

      The other cases cited by Debtor are similar. In each, the court held that use of section 502(b)(6) did not establish bad faith, and noted there were additional reasons the debtor sought bankruptcy relief. In none of the cases did the court hold that the debtor's use of section 502(b)(6) itself justified the filing. See Solow v. PPI Enterprises (U.S.), Inc. (In re PPI Enterprises (U.S.), Inc.), 324 F.3d 197, 211 (3rd Cir. 2003)(debtor filed for reasons in addition to seeking to cap landlord's claim); NMSBPCSLDHB L.P. v Integrated Telecom Express, Inc. (In re Integrated Telecom Express, Inc.), 2004 WL 1136547 (D. Del. 2004) at 5 (same); In re Chameleon Systems, Inc., 306 B.R. 666, 670-71 (Bankr. N.D. Cal.
2004)(same).

      Any suggestion that use of section 502(b)(6) is more than a neutral factor confuses Congressional objectives with the means chosen to achieve those objectives. Such an approach is also directly inconsistent with Marsch and SGL Carbon. In each of those cases, the debtor filed a chapter 11 petition to utilize a provision of the Bankruptcy Code--the automatic stay of section 362. If merely using a code provision satisfies the good faith requirement, those cases were wrongly decided. Marsch and SGL Carbon establish the principle that the debtor must have a present need for bankruptcy protection before it may invoke any of the various provisions of the Bankruptcy Code enacted by Congress to aid financially troubled entities.

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
      In sum, Debtor's proposed use of section 502(b)(6) does not establish either good faith or bad faith. The primary effect of Debtor's use of the cap is to increase the stakes involved in whether Debtor has a present need for bankruptcy relief under Marsch and SGL Carbon.

      4.    SALE OF ASSETS.

      Debtor contends finally that it needs bankruptcy protection because potential purchasers of the business, concerned about claims asserted against Debtor, insist that any sale be conducted in a bankruptcy case.

      Debtor submitted evidence that it has engaged in extensive discussions for the sale of substantially all of its assets with at least eight potential purchasers. The two who made more formal offers, including OpenTV, demanded that any purchase be free and clear of liens and claims pursuant to section 363(f) of the Bankruptcy Code. (8)

----------
      (8) Section 363(f) of the Bankruptcy Code provides:

            The trustee may sell property under subsection (b) or
      (c) of this section free and clear of any interest in such property of an entity other than the estate, only if--

            (1) applicable nonbankruptcy law permits sale of such property free and clear of such interest;

            (2) such entity consents;

            (3) such interest is a lien and the price at which such property is to be sold is greater than the aggregate value of all liens on such property;

                                                                  (continued...)

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                                      -18-

      Debtor also submitted, however, evidence of a more recent purchase offer from OpenTV that explicitly agreed to a sale outside of bankruptcy. See Declaration of David Lockwood Regarding Developments and Status of Debtor's Strategic Sale Process at 3. Under this offer, OpenTV would give Debtor stock worth tens of millions of dollars, and would dismiss its patent infringement action upon Debtor's payment of $15 million. Id.

      Debtor's desire to conduct a sale of its assets under 363(f) establishes a need for bankruptcy relief only if a sale under section 363(f) is necessary to avoid a wasteful liquidation of business assets. There is no evidence that Congress determined that the procedures available under state law for selling a business are inadequate generally, and that all businesses should have access to the procedural advantages of section 363. A company that is able to sell its business as a going concern outside of bankruptcy and can clearly pay all creditors in full does not have a need for bankruptcy relief merely because it might be able to sell on better terms if it could use section 363(f) to sell the business free and clear of liens and claims. In Marsch, the bankruptcy court dismissed the chapter 11 petition after finding that the debtor was solvent and would not be forced to liquidate business assets, but stayed the dismissal to help the debtor

----------
      (8) (continued...)

            (4) such interest is in bona fide dispute; or

            (5) such entity could be compelled, in a legal or equitable proceeding, to accept a money satisfaction of such interest.

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                                      -19-
conduct an orderly sale of assets. Marsch, supra, 36 F.3d at 827. The Ninth Circuit held that the bankruptcy court erred in staying the dismissal. Id. at
829. Implicit in this holding is the determination that need for bankruptcy relief is not established by showing that debtor would benefit from the provisions of the Bankruptcy Code, where such benefit is not necessary to protect creditors or prevent liquidation.

      Debtor's own evidence shows that Debtor does not need chapter 11 protection to effect a sale of its assets as a going concern. OpenTV has offered to purchase Debtor's business for tens of millions of dollars and does not insist that the sale be accomplished through a bankruptcy case. Such a sale would leave Debtor with cash of at least $130 million (after paying all liabilities) plus OpenTV stock worth tens of millions. It is also worthy of note that Debtor sold two of its divisions as going concerns within the year before it filed for chapter 11 protection.

      Notwithstanding the OpenTV offer, Debtor claims that it needs bankruptcy protection to complete a sale because: (i) competing bidders do want the protections of section 363(f); and (ii) outside of bankruptcy Debtor would not be able to seek better offers once it signed a contract with OpenTV. Id. These concerns go only to how much Debtor can return to its equity holders, and do not affect whether Debtor can pay its creditors or whether Debtor can sell its assets as a going concern.

      5.    OTHER CONSIDERATIONS.

      That Debtor filed a plan does not by itself mean that its petition was filed in good faith. In SGL Carbon, the debtor filed

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a plan almost immediately, but the Third Circuit ruled that the case should be dismissed because the debtor had no present need for bankruptcy relief. SGL Carbon, supra, 200 F.3d at 167-68. The court also found that the plan, which discriminated against the antitrust plaintiffs, was not motivated by a genuine desire to rehabilitate the business. Id. at 167.

      In the present case, as in SGL Carbon, the principal reason to dismiss the present case is lack of need for bankruptcy protection. But it is worthy of note that the plan would not truly rehabilitate Debtor's business. The disclosure statement contains no projections regarding post-confirmation operations, nor any explanation of how the Debtor expects to reverse its large operating losses. Debtor does not even state that it will continue to operate--the plan provides that Debtor may sell the business post-confirmation. The effect of Debtor's plan is to obtain a discharge by holding out the possibility that Debtor will operate post-confirmation, but without offering any scenario for a genuine rehabilitation of the business. (9)

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      (9) If Debtor's plan did not provide for continued operations, Debtor would not receive a discharge. 11 U.S.C. Section1141(d)(3)(B). Debtor would then remain liable to Circle Star for the full amount due under state law. Section 502(b)(6) limits distributions in the bankruptcy case; it does not preclude enforcement of the liability outside of bankruptcy where there is no discharge. Cf. Brunig v. United States, 376 U.S. 358 (1964) (post-petition interest on nondischargeable tax debt enforceable against debtor); Ward v. Bd. of Cal. Equalization (In re Artisan Woodworkers), 204 F.3d 888 (9th Cir. 2000) (same); Great Lakes Higher Education Corp. v. Pardee (In re Pardee), 218 B.R. 916 (9th Cir. BAP 1998) (post-petition interest on student loan debt enforceable against debtor).

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CONCLUSION

      Marsch and SGL Carbon hold that a present need for bankruptcy relief is a central element of good faith. Those decisions also hold that a solvent entity generally has need for bankruptcy relief only to avoid liquidation of its business assets. The present case should be dismissed because Debtor is very solvent, very liquid, and can sell its assets as a going concern outside of bankruptcy. (10)

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      (10) Because the petition never should have been filed, it is appropriate to restore Debtor and Circle Star to the status quo ante as much as possible. Thus, the accompanying order provides that the dismissal shall unwind Debtor's rejection of the Circle Star lease.

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